Exhibit 99.1

Twilio Welcomes Technology Pioneer Donna Dubinsky to its Board of Directors

San Francisco, Nov. 14, 2018 — Twilio (NYSE:TWLO), the leading cloud communications platform, is pleased to welcome Donna Dubinsky, CEO of Numenta and former CEO of Palm Computing, as the newest member of the Twilio board of directors. Donna is an accomplished operational executive with extensive experience building leading technology companies across multiple sectors, and scaling companies through hyper-growth. As an early pioneer in the smartphone industry at Palm and Handspring, Donna brings a wealth of communications, mobile and developer expertise to the Twilio board. Currently, Donna is CEO of Numenta, whose mission is to understand the neocortex and build machines based on those principles.

“Donna’s roots in the technology world are nearly unmatched,” said Jeff Lawson, CEO and co-founder of Twilio. “Not only was she one of the first technology leaders at the start of the smartphone boom, Donna has built career leading organizations that fearlessly disrupt markets through innovation. We are thrilled to have her join the Twilio board as we work to transform the communications industry from its legacy in hardware to its future in software.”

Donna is a serial entrepreneur best known for her work as CEO of Palm Computing and then Handspring, pioneers of the first successful handheld computers and smartphones. Previously, Donna spent 10 years in sales, sales support and logistics at Apple and at Claris, an Apple software subsidiary. In 2005, she founded Numenta with her long-time business partner Jeff Hawkins, where she currently serves as chief executive officer.

“Twilio is a high-impact company that resonates with many of my passions - innovation, enabling developers, communications and positive impact in the community,” said Donna Dubinsky, chief executive officer at Numenta. “I’m delighted to be joining Twilio’s board at this exciting time.”

Donna earned a B.A. from Yale University, and an M.B.A. from Harvard Business School.  She also serves on the boards of Numenta and Cortical.io.  Donna recently served on the board of Yale University from 2006-2018, including two years as senior fellow.

Donna joins other Twilio directors, including Rick Dalzell, formerly of Amazon.com; Byron Deeter, managing partner at Bessemer Venture Partners; Elena Donio, CEO of Axiom Global; Jeff Epstein, operating partner at Bessemer Venture Partners; Erika Rottenberg, general counsel at Chan Zuckerberg Initiative; and Twilio chairman, CEO and co-founder Jeff Lawson.  Donna will also serve as a member of the audit committee.

About Twilio

Millions of developers around the world have used Twilio to unlock the magic of communications to improve any human experience. Twilio has democratized communications channels like voice, text, chat, and video by virtualizing the world’s telecommunications infrastructure through APIs that are simple enough for any developer to use, yet robust enough to power the world’s most demanding applications. By making communications a part of every software developer’s toolkit, Twilio is enabling innovators across every industry — from emerging leaders to the world’s largest organizations — to reinvent how companies engage with their customers.

Source: Twilio Inc.